Merrill Lynch Balanced Capital Fund, Inc.

File No. 811-2405

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2001, Merrill Lynch Balanced Capital Fund, Inc. (the
"Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch
Convertible Fund, Inc. ("Convertible"), File No. 811-4311.

At meetings of the Boards of Directors of the Registrant and Convertible Fund, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Convertible Fund by the Registrant solely in exchange for the Corresponding Shares and the subsequent distribution of such Corresponding Shares to the shareholders of Convertible Fund; and (ii) the subsequent deregistration and dissolution of Convertible Fund.

On September 12, 2000, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-40436 and 811-
2405) (the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Convertible Fund. Pre-Effective
Amendment No. 1 to the N-14 Registration Statement was filed on August 11, 2000. The N-14 Registration Statement as so amended was declared effective by the Commission on September 12, 2000.

On October 10, 2000, the shareholders of the Registrant and Convertible Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On
December 15, 2000 (the "Reorganization Date"), pursuant to the Agreement, Convertible Fund transferred assets valued at $35,369,046.14 to the Registrant and received in exchange 1,206,085.103 corresponding shares. Such shares were then distributed to the shareholders of Convertible
Fund on that date in proportion to each shareholder's interest in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Convertible Fund with the Securities and Exchange
Commission.